Exhibit 10.1

September 14, 2021

Par Chadha

3003 Pennsylvania Avenue
Santa Monica, CA 90404

Service as Executive Chairman

Dear Par:

This letter agreement evidences our recent discussions, and our mutual understanding and agreement, as to your service to Exela Technologies Inc. (the “Company”) as the Executive Chairman of the Board of Directors of the Company (the “Board”) and the compensation payable to you for your service in that role.

1.            Duties and Responsibilities. You have agreed to commence service as the Executive Chairman on September 14, 2021 (the “Appointment Date”) and continuing until December 31, 2023, or such earlier or later end date as you and the Company shall mutually agree (your period of service as Executive Chairman, the “Term”). In this role, you will report solely to the Board. During the Term, you will be a senior executive officer and employee of the Company and will be expected to devote substantially all of your business time and attention to oversight, strategic initiatives, operational innovation and management of the Company consistent with the Executive Chairman role. However, nothing in this letter agreement is intended, or should be construed, to limit your ability to engage in other activities, whether business-related or otherwise, and therefore, during the Term, you may also engage in any such other management, investment and charitable activities as do not interfere with the performance of your duties as Executive Chairman to the maximum extent permitted by applicable law. Without limiting the generality of the preceding sentence, the Company hereby expressly agrees that, notwithstanding your service as Executive Chairman, you will remain an “Exempted Person” under Article X.B of the Company’s Certificate of Incorporation.

2.            Annual Compensation. During the Term, you will be paid the following:

(a)            Base Salary. During the Term, the Company will pay you a base salary at an annual rate of $1,000,000 (the “Base Salary”); provided, that the Base Salary payable to you in respect of 2021 will be prorated based on the Appointment Date. The Base Salary for each calendar year of the Term will be paid on a date or dates in such calendar year as you and the Board shall mutually agree, except that, in the absence of any such agreement, the Base Salary will be paid in a lump sum in December of such calendar year.

(b)            Annual Bonus. For each calendar year of the Term (for 2021, prorated with effect from the Appointment Date), you will be eligible to be paid an annual bonus which, at threshold levels of performance, shall equal 50% of your Base Salary and, at maximum levels of performance, shall equal 200% of your Base Salary. The annual bonus shall be based on achievement of pre-established performance goals as the Compensation Committee of the Board shall determine on an annual basis in consultation with you. Any annual bonus payable to you for performance in a calendar year shall be paid not later than March 15th of the calendar year immediately following the calendar year of performance. It shall be a condition to the payment of any annual bonus to you that you remain in the Executive Chairman role through the last day of the calendar year of performance, other than if your employment is terminated by the Company in the absence of Cause (as defined in the Exela Technologies Inc. 2018 Stock Incentive Plan (the “Equity Plan”)), in which case you will be eligible for an unprorated bonus for the calendar year in which the termination occurs, paid based on actual performance at the same time bonuses are payable to other senior executives of the Company for such year (but in all events no later than March 15th of the calendar year immediately following the calendar year in which the termination occurs). Notwithstanding anything herein to the contrary, if your employment is terminated for Cause, you will forfeit for no consideration all rights to any then unpaid bonus amounts.

The annual bonus, net of any income and employment taxes required to be withheld therefrom, may, at the Board’s discretion, be paid in cash or in shares of common stock of the Company, par value 0.0001 per share (the “Common Stock”), of equal value, or in a combination of cash and Common Stock; provided, that, to the extent that the payment of the annual bonus in cash would result in a Valid Liquidity Concern (as defined in Appendix A), then the payment of the annual bonus in cash may be deferred until the earliest date on which the Valid Liquidity Concern is no longer present. If your bonus is delivered in Common Stock, the number of shares of Common Stock you will receive will be determined based on the volume weighted average of the reported closing prices of the Common Stock for the thirty (30) trading days ending with the trading day immediately preceding the applicable payment date.

3.            Equity Compensation. Effective as of the date hereof, you have been granted Performance Units (as defined in the Equity Plan) covering 8,500,000 shares of Common Stock and having the terms and conditions set forth on Appendix A hereto.

4.            Benefits; Office and Administrative Support. During the Term, you will be eligible for the same benefits made available to other senior executive officers of the Company, including paid time off and customary expense reimbursement. In addition, during the Term, you will be provided with an office at the Company’s headquarters and administrative support consistent with the other senior executive officers of the Company. You will travel on behalf of the business of the Company as necessary but will not be expected to report to any particular office.

5.            At-Will Relationship; Accrued Obligations. Your service as Executive Chairman is “at will,” meaning you or the Board may end your services in that role at any time for any or no reason. In the event that your services in the Executive Chairman role end for any reason, in addition to any bonus you may be eligible to receive pursuant to Paragraph 2(b), you will be entitled to receive from the Company (i) your Base Salary through your last day of employment, (ii) if not yet paid at the date of termination and your termination is not for Cause, the annual bonus for any completed calendar year based on actual performance, (iii) reimbursement of business expenses properly incurred by you on behalf of the Company that have not been reimbursed and (iv) any rights or benefits to which you are entitled as a former employee of the Company. The effect of a termination of your services on your Performance Units is set forth in Appendix A. For clarity and avoidance of doubt, the end of your services as Executive Chairman, standing alone, shall have no effect on your continued service after that date as a member of the Board in a non-employee capacity.

6.            Confidentiality. You agree that you will not, at any time during or following the Term, directly or indirectly divulge or disclose for any purpose any confidential or proprietary information of the Company Group (as defined below) to any third party, other than in connection with your services to the Company or otherwise with the consent of and at the direction of the Board. Confidential or proprietary information includes, but is not limited to, business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques, sales and pricing techniques, price lists, product development, project procedures, client, supplier and employee lists and data and other personally identifiable information. If you are required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential or proprietary information of the Company, you agree to notify the Company of such request or requirement so that the Company, at its expense, may seek an appropriate protective order and/or take any other action deemed appropriate by the Company. However, this covenant does not prohibit you, to the extent permitted or required by applicable law, from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company Group.

Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure.  You acknowledge that you have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees.  Nothing in this agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

7.            You hereby acknowledge and agree that during the Term you will not, without the written consent of the Company, directly or indirectly, on your behalf or on behalf of a third party, (i) hire, solicit, persuade or induce to leave, or attempt to do any of the foregoing, any person who is employed by, or performing services as an individual independent contractor for, the Company or any of its direct or indict subsidiaries (the “Company Group”) as of or following the date hereof (or who was an employee or independent contractor of the Company Group as of or following the date hereof and at any time during the sixty (60) days preceding the relevant date of determination, unless such individual’s employment or services were terminated by the Company Group) or (ii) solicit, persuade or induce, or attempt to do any of the foregoing, any current or prospective client, customer, vendor, business partner, distributor, supplier or other business relation of the Company Group (or who was a client, customer, vendor, business partner, distributor or supplier of the Company Group as of or following the date hereof and at any time during the sixty (60) days preceding the relevant date of determination) to terminate its relationship with the Company Group or otherwise interfere in any way with such relationship.

8.            Registration Rights. If Common Stock is issued to you under this letter agreement and such Common Stock is not otherwise registered on a Form S-8 or other applicable registration statement, then, as to any such unregistered Common Stock, you and the Company will enter into a registration rights agreement (the “PC Registration Rights Agreement”) that will provide you with (a) substantially the same “Shelf Registration” rights as set forth in Sections 2(a) and 2(b) of that certain Amended and Restated Registration Rights Agreement, dated as of July 12, 2017, by and among the Company and the stockholders party thereto (the “Current Registration Rights Agreement”); provided that the last sentence of such Section 2(b) of the Current Registration Rights Agreement shall not be applicable, and (b) “piggyback registration rights” on underwritten offerings substantially the same as set forth in Section 4 of the Current Registration Rights Agreement; provided that the shares of Common Stock held by you shall be cutback prior to the cutback of any other shares of Common Stock subject to the Current Registration Rights Agreement or any other registration rights agreement in effect as of the date hereof. The PC Registration Rights Agreement shall be subject to the applicable provisions of Sections 5 through 16 of the Current Registration Rights Agreement.

9.            Payment of Attorneys Fee. Upon presentation of an invoice by you to the Company, you shall be reimbursed for up to $50,000 of the attorneys’ fees incurred by you in connection with the negotiation and entry into this Agreement.

10.          Section 16 Covenant. The issuance of the Performance Units and any Common Stock to you under this letter agreement shall be approved by a majority of the members of the board of directors for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

11.            Non-Employee Director Compensation Policy. You and the Company hereby acknowledge and agree that (1) effective as of the Appointment Date, you shall no longer be eligible to earn any cash compensation pursuant to the Company’s non-employee director compensation policy, and any cash compensation under such policy shall be pro-rated as of the Appointment Date, and (2) your Base Salary payable hereunder for September 2021 shall be set off by any overpayment made to you in respect of the cash fees paid to you under the Company’s non-employee director compensation policy. You and the Company further hereby acknowledge and agree that you will remain eligible to receive your annual equity grant for 2021 under such policy, which may be delivered in the form of cash or stock in accordance with the generally applicable terms and conditions of the Company’s non-employee director compensation policy, and solely for purposes of such grant shall treat your service in 2021 as Executive Chairman also as service as a non-employee director.

12.           Miscellaneous. The rights and obligations of the parties under this letter agreement may not be assigned by either party without the written consent of the other party, nor may the terms of this letter agreement be amended, modified, waived or discharged except with the written consent of the parties hereto. This letter agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and permitted assigns. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law principles. If any provision in this letter agreement is held to be invalid or unenforceable for any reason, the offending provisions shall be reformed to reflect the intentions of the parties to the fullest extent of the law, and the balance of this letter agreement shall be construed as if any remaining invalid or unenforceable provision had not been included. This letter agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the parties relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent by email (with copy also sent by regular mail) to the email and mailing addresses on file with the Company (which the parties shall update from time to time). This letter agreement may be executed in counterparts (including via facsimile or .pdf file), and any electronically executed and delivered copy of this Agreement shall be treated as, and shall have the same force and effect as, an original. This letter agreement is effective as of the date first set forth above.

[signature page follows]

Please sign this letter agreement below to evidence our mutual agreement to the terms and conditions set forth herein.

Very truly yours,

EXELA TECHNOLOGIES INC.
/s/ Ronald Cogburn
By: Ronald Cogburn
Title: Chief Executive Officer

Accepted and Agreed:
/s/ Par Chadha
Par Chadha

Appendix A
Grant of Performance Units

(Note: Capitalized terms used in this Appendix A but not defined in this Appendix A have the meanings given to such terms in the Exela Technologies Inc. 2018 Stock Incentive Plan (the “Equity Plan”).)

1.            Grant of Performance Units. Par Chadha (the “Executive”) is hereby granted 8,500,000 Performance Units, subject to the terms and conditions of this Appendix A. Of such 8,500,000 Performance Units, one-half of the Performance Units (i.e., 4,250,000 Performance Units) are referred to herein as the “Tranche 1 Performance Units” and the other one-half of the Performance Units (i.e., the remaining 4,250,000 Performance Units) are referred to herein as the “Tranche 2 Performance Units”.

2.            Vesting Conditions of the Performance Units. The Tranche 1 Performance Units shall become vested and nonforfeitable on the first day prior to the Tranche 1 Expiration Date on which the Tranche 1 Stock Price Performance Metric is met with respect thereto. The Tranche 2 Performance Units shall become vested and nonforfeitable on the first day prior to the Tranche 2 Expiration Date on which the Tranche 2 Stock Price Performance Metric is met with respect thereto. Each date on which Performance Units vest is referred to herein as a “Vesting Date.”

For purposes of this Appendix A:

The “Tranche 1 Stock Price Performance Metric” will be met if (x) the volume weighted average of the reported closing prices of the Common Stock is $10 per share of Common Stock (as proportionally adjusted for any of the events described in Section 11(a) of the Plan) or greater on sixty (60) consecutive trading days following the date hereof or (y) the volume weighted average of the reported closing price of the Common Stock is $10 per share of Common Stock (as proportionally adjusted for any of the events described in Section 11(a) of the Plan) or greater on ninety (90) non-consecutive trading days in any period of one hundred and eighty (180) days following the date hereof.

The “Tranche 2 Stock Price Performance Metric” will be met if (x) the volume weighted average of the reported closing prices of the Common Stock is $20 per share of Common Stock (as proportionally adjusted for any of the events described in Section 11(a) of the Plan) or greater on sixty (60) consecutive trading days following the date hereof or (y) the volume weighted average of the reported closing price of the Common Stock is $20 per share of Common Stock (as proportionally adjusted for any of the events described in Section 11(a) of the Plan) or greater on ninety (90) non-consecutive trading days in any period of one hundred and eighty (180) days following the date hereof.

The “Tranche 1 Expiration Date” is June 30, 2024.

The “Tranche 2 Expiration Date” is June 30, 2025, and is referred to together with the Tranche 1 Expiration Date as the “Expiration Dates”).

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3.            Settlement of Performance Units. Subject to paragraphs 4-6 hereof, the Company shall settle the vested Performance Units on a date selected by the Company within thirty (30) days following the Vesting Date thereof. Vested Performance Units shall be settled in cash; provided, that, following such time that the Company’s shareholders approve an increase to the number of shares authorized for issuance under the Plan in accordance with NASDAQ Listing Rule 5635(a) (the “Shareholder Approval”) by a number equal to or greater than the Performance Units issued hereunder, at the election of the Compensation Committee, the Vested Performance Units shall be settled in cash or in Common Stock; provided that, to the extent that the Company intends to pay cash in whole or in part in settlement of vested Performance Units but such payment may be delayed without penalty in accordance with Treasury Regulation 1.409A-1(b)(4)(ii)(such circumstances, a “Valid Liquidity Concern”), then the delivery of cash in settlement of the vested Performance Units may be deferred until the earliest date on which the Valid Liquidity Concern is no longer present.

4.            Effect of Termination of Services as Executive Chairman. The termination of the Executive’s services as Executive Chairman at any time following December 31, 2023 (whether initiated by the Company or by the Executive), other than by the Company for Cause, shall have no effect on unvested Performance Units so long as the Executive continues to provide services to the Company Group in any capacity, including for avoidance of doubt as a non-employee member of the Board. Upon any termination of the Executive’s services to the Company and its Affiliates as Executive Chairman due to death or Disability or due to a termination initiated by the Company without Cause, the unvested Performance Units shall remain outstanding and eligible to vest in accordance with the terms set forth herein as though there had been no such termination.

Upon any termination of the Executive’s services to the Company Group (i) in all capacities (whether initiated by the Company or by the Executive) other than due to death or Disability, (ii) as Executive Chairman due to a voluntary resignation at any time prior to December 31, 2023, or (iii) as Executive Chairman at a time when Cause exists, in each case, at any time when unvested Performance Units remain outstanding, such unvested Performance Units shall be automatically forfeited without payment.

For clarity and avoidance of doubt, the termination of the Executive’s services to the Company Group for any reason, whether initiated by the Executive or by the Company Group, shall have no effect on Performance Units that vested prior to the date of such termination.

5.            Effect of a Change in Control. In the event of a Change in Control, the transaction agreement pursuant to which the Change in Control occurs must either provide for (x) the assumption or substitution of the unvested Performance Units for a number of restricted stock units of the acquiror or a parent (the “Substituted RSUs”) having a value that is equal to the value of the Performance Units as of immediately prior to the Change in Control (in each case determined based on the consideration paid to the Company’s shareholders with respect to the Common Stock in the Change in Control, and without regard to vesting conditions) or (y) the cancellation of any then unvested Performance Units upon the consummation of such Change in Control and the payment to the Executive for a number of Performance Units equal to the product of (x) each of the Tranche 1 Performance Units and the Tranche 2 Performance Units, times (y) the applicable Vested Percentage (as defined below), of the same consideration paid to a holder of a share of Common Stock at the same time as such consideration is paid to the holders of the Common Stock.

For this purposes, “Vested Percentage” will mean:

(A) with respect to the Tranche 1 Performance Units, (x) one-hundred percent (100%) so long as: (I) the Change in Control is principally negotiated by and approved by, and recommended to the Company’s shareholders for approval by, a special committee of independent directors which committee does not include the Executive, (II) neither the Executive nor any of his Affiliates (including, for clarity, any other person of which the Executive or any of his Affiliates is a group member under Section 13 of the Exchange Act) is directly or indirectly an equity holder in the entity acquiring control of the Company in such transaction and (III) each class of equity interests held by the Executive and his Affiliates is entitled to receive the same consideration in the Change in Control as the other holders of such class of equity securities (taking into account, if applicable, elections as to the form of consideration available to such class); and (y) otherwise, (I) zero percent (0%) if the consideration paid to the Company’s shareholders with respect to the Common Stock in the Change in Control is equal to or less than $2.00 per share (as proportionally adjusted for all stock splits, dividends, and other recapitalizations or similar adjustments affecting such shares of Common Stock subsequent to the date hereof), (II) one-hundred percent (100%) if the consideration paid to the Company’s shareholders with respect to the Common Stock in the Change in Control is equal to or greater than the Tranche 1 Stock Price Performance Metric, and (III) a percentage determined based on a straight line interpolation in the event that the consideration paid to the Company’s shareholders with respect to the shares of Common Stock in the Change in Control is between clauses (I) and (II); and

(B) with respect to the Tranche 2 Performance Units, (x) zero percent (0%) if the consideration paid to the Company’s shareholders with respect to the Common Stock in the Change in Control is equal to or less than $2.00 per share (as proportionally adjusted for all stock splits, dividends, and other recapitalizations or similar adjustments affecting such shares of Common Stock subsequent to the date hereof), (y) one-hundred percent (100%) if the consideration paid to the Company’s shareholders with respect to the Common Stock in the Change in Control is equal to or greater than the Tranche 2 Stock Price Performance Metric, and (z) a percentage determined based on a straight line interpolation in the event that the consideration paid to the Company’s shareholders with respect to the shares of Common Stock in the Change in Control is between (x) and (y).

The Substituted RSUs shall provide for full vesting and settlement upon the earlier of (1) the Expiration Date applicable to the related Performance Units, subject to the Executive’s continued service to the acquiror or any of its Affiliates through such date, (2) the termination of the Executive’s services by the acquiror and its Affiliates without Cause or by the Executive with Good Reason. For this purpose, “Good Reason” shall mean (A) an action by the acquiror or any of its Affiliates taken without the Executive’s consent thereto that constitutes a material reduction in the title, duties, authorities or responsibilities held by the Executive immediately prior to the Change in Control or (B) a material breach by the acquiror or any of its Affiliates of this Appendix A or the letter agreement to which this Appendix A is attached.

6.            Tax Withholding Matters. In the event that Performance Units are to be settled in Common Stock, the Company shall retain (i.e., not issue) a number of shares of Common Stock as of the date of settlement having a value equal to the income and employment taxes required to be withheld thereon and shall remit cash to the applicable taxing authorities equal to the value of such retained shares; provided, that, if this method of withholding results in a Valid Liquidity Concern, the parties shall cooperate reasonably and in good faith to timely satisfy such withholding obligations in another manner that is mutually agreed.

7.             Equity Plan Matters. Upon, and subject to, the Company obtaining the Shareholder Approval, this Appendix A shall constitute an Award Agreement under the Equity Plan, as may be amended, or amended and restated. Until such time that the Shareholder Approval is obtained, if ever, this Appendix A and the grant hereunder shall be subject to the terms and conditions of the Equity Plan as though granted thereunder, but will not be considered an Award that is outstanding thereunder; provided, that, in no event shall the Performance Units be subject to the negative discretion set forth in Section 9(h) thereof or the one-year minimum vesting provision set forth in Section 4(e) thereof. The Performance Units shall be subject to adjustment upon the corporate events specified in Section 11(a) thereof.

8.             Dividend Equivalent Rights. On each date that the Company pays an ordinary cash dividend to holders of Common Stock after the date hereof and prior to the settlement date of the Performance Units, the Company shall credit to a bookkeeping account established for Executive an additional number of Performance Units equal to (A) (i) the number of Performance Units covered by this Agreement, multiplied by (ii) the dollar amount of the per share cash dividend, and divided by (B) the Fair Market Value of a share of Common Stock on the dividend payment date. Performance Units credited pursuant to this paragraph 8 shall be subject to the same terms and conditions (including vesting, forfeiture and settlement) as the Performance Units to which such dividend equivalent rights relate.

9.             Expiration Date. Unvested Performance Units as to which the Vesting Date does not occur on or prior to the Expiration Date applicable thereto shall be forfeited automatically without payment as of the Expiration Date.

10.           Transfer Restrictions. The Executive shall not be permitted to sell, transfer, pledge, or otherwise encumber the Performance Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Performance Units in violation of the foregoing shall be null and void.

11.           General Unsecured Creditor. The Executive shall have only the rights of a general unsecured creditor of the Company until such time, if any, shares of Common Stock are issued in respect of the Performance Units.

12.            No Voting Rights. Neither the Performance Units nor this letter agreement shall entitle the Executive to any voting rights or other rights as a stockholder of the Company in respect of shares that may be delivered hereunder unless and until the shares of Common Stock in respect of the Performance Units have been issued in settlement thereof.

13.           Additional Terms. The Performance Units shall be subject to the following additional terms:

a.	Any certificates representing the shares of Common Stock delivered to the Executive shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

b.	Upon issuance of shares of Common Stock in respect of the Performance Units, the Executive shall be required to satisfy applicable withholding tax obligations, if any, as provided in the Plan (subject to paragraph 6 hereof).

c.	This letter agreement does not confer upon the Executive any right to continue as an employee or service provider of the Company or any other member of the Company Group.

d.	The Executive understands that the Performance Units are intended to be exempt from Section 409A of the Code as a “short term deferral” to the greatest extent possible and the Performance Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall this letter agreement be construed to provide the Executive with any contractual obligation of the Company or any of its Affiliates to be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

e.	The Executive agrees that the Company may deliver by email all documents relating to the Plan or the Performance Units (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Executive also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Executive by email or such other reasonable manner as then determined by the Company.

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